                           MORGAN STANLEY DEAN WITTER
                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036

                           OFFER TO PURCHASE FOR CASH
                   UP TO 2,800,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       AT
            A PURCHASE PRICE NOT IN EXCESS OF $77 NOR LESS THAN $67
                                       OF

                            ALLIANT TECHSYSTEMS INC.
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
                                      YORK
     CITY TIME, ON TUESDAY, DECEMBER 8, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                November 6, 1998

To Brokers, Dealers, Commercial
  Banks, Trust Companies and
  Other Nominees:

    In our capacity as Dealer Manager (the "Dealer Manager"), we are enclosing the material listed below relating to the offer by Alliant Techsystems Inc., a Delaware corporation (the "Company"), to purchase up to 2,800,000 shares (or such lesser number of shares as is properly tendered and not properly withdrawn) of its Common Stock, par value $.01 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 28, 1990, as amended, between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as the Rights Agent), at prices not greater than $77 nor less than $67 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 6, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single price (not greater than $77 nor less than $67 per Share) that it will pay for Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,800,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $77 nor less than $67 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described in the Offer to Purchase.

    The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. All Shares acquired in the Offer will be acquired at Purchase Price. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. The Offer is, however, subject to other conditions. See Section 7 of the Offer to Purchase.

    We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. The Offer to Purchase, dated November 6, 1998;

        2. The Letter of Transmittal for your use and for the information of your clients;

        3. A letter to stockholders of the Company from Peter A. Bukowick, the President, acting Chief Executive Officer and Chief Operating Officer of the Company;

        4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer;

        6. A Substitute Form W-9 (included in the Letter of Transmittal) and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

        7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 8, 1998, UNLESS THE OFFER IS EXTENDED.

    The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

    As described in the Offer to Purchase, if more than 2,800,000 Shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), the Company will purchase Shares in the following order of priority:
(a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder who owned beneficially or of record an aggregate of fewer than 100 Shares (not including any Shares held pursuant to the Company's 401(k) plans or its employee stock purchase plans) as of the close of business on November 5, 1998 and who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) after purchase of all the foregoing Shares, subject to the conditional tender provisions described in
Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional Shares). If any shareholder tenders Shares and does not wish to have such Shares purchased subject to proration, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

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    As described under the caption "The Offer--Procedure for Tendering Shares"
in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility described in the Offer of Purchase), together with a properly completed and duly executed Letter of Transmittal (or Agent's Message (as defined in Section 3 of the Offer to Purchase)), must be received by the Depositary within three New York Stock Exchange trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    Any questions or requests for assistance or additional copies of the enclosed materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                           MORGAN STANLEY DEAN WITTER

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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